Exhibit 99.1

Chicago Atlantic Real Estate Finance Announces Third Quarter 2024 Financial Results

CHICAGO— (November 7, 2024) Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) (“Chicago Atlantic” or the “Company”), a commercial mortgage real estate investment trust, today announced its results for the third quarter ended September 30, 2024.

Peter Sack, Co-Chief Executive Officer, noted, “We have managed our portfolio and its maturities very well throughout 2024 with extensions, modifications and refinancings while improving credit quality and loan coverage. We knew this was the year to rise to this opportunity by sticking to our stringent underwriting and working collaboratively with our borrowers. I am pleased with how we have responded. A strong pipeline in both existing states and a growing number of new states that have recently added adult use, or soon to do so, keeps us well-positioned for the balance of the year and into 2025. With the increased liquidity generated by our recent unsecured note, we expect to put more of this accretive capital to work soon. Chicago Atlantic remains at the forefront of this industry with the largest platform focused on cannabis, and we expect to continue to lead as a preferred capital partner.”

Portfolio Performance

●	As of September 30, 2024, total loan principal outstanding of $362.3 million, across 29 portfolio companies, with a $6.0 million unfunded commitment. The unfunded commitment was advanced in October 2024.

●	Portfolio weighted average yield to maturity was approximately 18.3% as of September 30, 2024, compared with 18.7% as of June 30, 2024, primarily due to repricing amendments related to improved collateral and borrower performance, as well as the 50-basis point decrease in the prime rate impacting our variable rate portfolio.

●	Real estate collateral coverage was 1.2x as of September 30, 2024, compared to 1.3x as of June 30, 2024. As of November 7, 2024, real estate collateral coverage is approximately 1.3x.

●	The percentage of loans, including those held for investment and held for sale, which bear a variable interest rate was 62.8% as of September 30, 2024, compared with 76.4% as of June 30, 2024. Fixed rate loans and loans with a prime rate floor greater than or equal to the prevailing prime rate increased from 31.9% as of December 31, 2023 to 51.8% as of October 31, 2024.

Investment Activity

●	During the third quarter, Chicago Atlantic had total gross originations of $32.7 million, of which $24.0 million and $8.7 million was funded to new borrowers and existing borrowers, respectively.

●	Subsequent to quarter end, the Company has funded an additional $36.5 million of gross originations, which included the advance of the unfunded commitment that existed on September 30, 2024 of $6.0 million, as well as a $25.0 million advance on a new credit facility to an operator in Illinois.

Capital Activity and Dividends

●	During the third quarter, the Company increased the current commitments on its secured revolving credit facility from $105.0 million to $110.0 million. The facility matures in June 2026 with a one-year extension option, subject to customary conditions, and can facilitate additional commitments up to $150.0 million.

●	As of September 30, 2024, the Company had $54.0 million drawn on its secured revolving credit facility, resulting in a consolidated leverage ratio (debt to book equity) of approximately 18%.

●	On October 18, 2024, the Company entered into a $50.0 million unsecured term loan with a fixed interest rate of 9.0% and a maturity date of October 2028. The unsecured note can be prepaid in whole or in part at any time and can be repaid without penalty after two years. The full balance of the loan was drawn at closing and used to repay current outstanding borrowings on the Company’s senior secured revolving credit facility and for other working capital purposes.

●	Subsequent to quarter end, in connection with the senior unsecured term loan, the Company received an investment grade rating of BBB+ from Egan-Jones for the unsecured term loan and corporate credit rating.

●	As of November 7, 2024, the Company has approximately $94.5 million available on its secured revolving credit facility, and total liquidity, net of estimated liabilities, of approximately $80 million.

●	On October 15, 2024, Chicago Atlantic paid a regular quarterly cash dividend of $0.47 per share of common stock for the third quarter of 2024 to common stockholders of record on September 30, 2024.

Third Quarter 2024 Financial Results

●	Net interest income of approximately $14.5 million as of September 30, 2024, compared to $13.2 million as of June 30, 2024. During the quarter, we recognized approximately $0.7 million in prepayment and other fee income.

●	Interest expense decreased approximately $0.1 million due to lower weighted average borrowings during the comparative period ending June 30, 2024.

●	Total expenses of approximately $4.2 million before provision for current expected credit losses, representing a sequential decrease of approximately 1%.

●	Net Income of approximately $11.2 million, or $0.56 per weighted average diluted common share, representing a sequential increase of 21.7% on a per share basis.

●	The total reserve for current expected credit losses decreased sequentially by $1.0 million to $4.1 million and amounts to approximately 1.1% of the aggregate portfolio principal balance of $362.3 million as of September 30, 2024.

●	Distributable Earnings of approximately $11.2 million, or $0.56 per weighted average diluted common share, representing a quarter over quarter increase of 12.0% on a per share basis.

●	Book value per common share of $15.05 as of September 30, 2024, compared with $14.92 as of June 30, 2024. On a fully diluted basis, there were 20,060,677 and 20,057,977 common shares outstanding as of September 30, 2024 and June 30, 2024, respectively.

2024 Outlook

Chicago Atlantic affirmed its 2024 outlook previously issued on March 12, 2024.

Conference Call and Quarterly Earnings Supplemental Details

Chicago Atlantic will host a conference call and live audio webcast, both open for the general public to hear, later today at 9:00 a.m. Eastern Time. The number to call for this interactive teleconference is (833) 630-1956 (international callers: 412-317-1837). The live audio webcast of the Company’s quarterly conference call will be available online in the Investor Relations section of the Company’s website at www.refi.reit. The online replay will be available approximately one hour after the end of the call and archived for one year.

Chicago Atlantic posted its Third Quarter 2024 Earnings Supplemental on the Investor Relations page of its website. Chicago Atlantic routinely posts important information for investors on its website, www.refi.reit. The Company intends to use this website as a means of disclosing material information, for complying with our disclosure obligations under Regulation FD and to post and update investor presentations and similar materials on a regular basis. The Company encourages investors, analysts, the media and others interested in Chicago Atlantic to monitor the Investor Relations page of its website, in addition to following its press releases, SEC filings, publicly available earnings calls, presentations, webcasts and other information posted from time to time on the website. Please visit the IR Resources section of the website to sign up for email notifications.

About Chicago Atlantic Real Estate Finance, Inc.

Chicago Atlantic Real Estate Finance, Inc. (NASDAQ: REFI) is a market-leading commercial mortgage REIT utilizing significant real estate, credit and cannabis expertise to originate senior secured loans primarily to state-licensed cannabis operators in limited-license states in the United States. REFI is part of the Chicago Atlantic platform which has offices in Miami, Florida, and Chicago, Illinois and has deployed over $2.2 billion in credit and equity investments to date.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect our current views and projections with respect to, among other things, future events and financial performance. Words such as “believes,” “expects,” “will,” “intends,” “plans,” “guidance,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward- looking statements. These forward-looking statements, including statements about our future growth and strategies for such growth, are subject to the inherent uncertainties in predicting future results and conditions and are not guarantees of future performance, conditions or results. More information on these risks and other potential factors that could affect our business and financial results is included in our filings with the SEC. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Tripp Sullivan

SCR Partners

IR@REFI.reit

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(unaudited)
Assets
Loans held for investment	$338,270,022	$337,238,122
Loans held for investment - related party (Note 8)	16,402,488	16,402,488
Loans held for investment, at carrying value	354,672,510	353,640,610
Current expected credit loss reserve	(4,090,950)	(4,972,647)
Loans held for investment at carrying value, net	350,581,560	348,667,963
Loans held for sale - related party, at fair value (Note 8)	6,000,000	-
Cash and cash equivalents	6,760,433	7,898,040
Other receivables and assets, net	614,762	705,960
Interest receivable	484,361	1,004,140
Related party receivables	1,471,621	107,225
Debt securities, at fair value	-	842,269
Total Assets	$365,912,737	$359,225,597

Liabilities
Revolving loan	$54,000,000	66,000,000
Dividend payable	9,267,714	13,866,656
Related party payables	1,570,544	2,051,531
Management and incentive fees payable	1,669,116	3,243,775
Accounts payable and other liabilities	1,357,718	1,135,355
Interest reserve	2,580,887	1,074,889
Total Liabilities	70,445,979	87,372,206
Commitments and contingencies (Note 9)

Stockholders’ equity
Common stock, par value $0.01 per share, 100,000,000 shares authorized and 19,634,482 and 18,197,192 shares issued and outstanding, respectively	196,345	181,972
Additional paid-in-capital	299,721,916	277,483,092
Accumulated deficit	(4,451,503)	(5,811,673)
Total stockholders’ equity	295,466,758	271,853,391

Total liabilities and stockholders’ equity	$365,912,737	$359,225,597

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three months ended September 30, 2024	Three months ended September 30, 2023	For the nine months ended September 30, 2024	For the nine months ended September 30, 2023
Revenues
Interest income	$16,258,744	$15,183,450	$46,624,842	$46,369,976
Interest expense	(1,799,351)	(1,449,143)	(5,742,333)	(4,062,365)
Net interest income	14,459,393	13,734,307	40,882,509	42,307,611

Expenses
Management and incentive fees, net	1,669,116	1,601,387	5,198,738	5,539,059
General and administrative expense	1,254,062	1,251,307	3,898,864	3,833,733
Professional fees	468,652	491,107	1,327,659	1,598,376
Stock based compensation	845,524	540,426	2,213,150	942,605
(Decrease) increase in provision for current expected credit losses	(989,597)	(41,351)	(884,789)	1,193,880
Total expenses	3,247,757	3,842,876	11,753,622	13,107,653
Change in unrealized gain on debt securities, at fair value	-	85,567	(75,604)	112,767
Realized gain on debt securities, at fair value	-	-	72,428	-
Net Income before income taxes	11,211,636	9,976,998	29,125,711	29,312,725
Income tax expense	-	-	-	-
Net Income	$11,211,636	$9,976,998	$29,125,711	$29,312,725

Earnings per common share:
Basic earnings per common share	$0.57	$0.55	$1.53	$1.62
Diluted earnings per common share	$0.56	$0.54	$1.49	$1.60

Weighted average number of common shares outstanding:
Basic weighted average shares of common stock outstanding	19,625,190	18,175,467	19,094,462	18,052,293
Diluted weighted average shares of common stock outstanding	20,058,417	18,562,930	19,531,691	18,269,171

Distributable Earnings and Adjusted Distributable Earnings

In addition to using certain financial metrics prepared in accordance with GAAP to evaluate our performance, we also use Distributable Earnings and Adjusted Distributable Earnings to evaluate our performance. Each of Distributable Earnings and Adjusted Distributable Earnings is a measure that is not prepared in accordance with GAAP. We define Distributable Earnings as, for a specified period, the net income (loss) computed in accordance with GAAP, excluding (i) non-cash equity compensation expense, (ii) depreciation and amortization, (iii) any unrealized gains, losses or other non-cash items recorded in net income (loss) for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income (loss); provided that Distributable Earnings does not exclude, in the case of investments with a deferred interest feature (such as OID, debt instruments with PIK interest and zero coupon securities), accrued income that we have not yet received in cash, (iv) provision for current expected credit losses and (v) one-time events pursuant to changes in GAAP and certain non-cash charges, in each case after discussions between our Manager and our independent directors and after approval by a majority of such independent directors. We define Adjusted Distributable Earnings, for a specified period, as Distributable Earnings excluding certain non-recurring organizational expenses (such as one- time expenses related to our formation and start-up). We believe providing Distributable Earnings and Adjusted Distributable Earnings on a supplemental basis to our net income as determined in accordance with GAAP is helpful to stockholders in assessing the overall performance of our business. As a REIT, we are required to distribute at least 90% of our annual REIT taxable income and to pay tax at regular corporate rates to the extent that we annually distribute less than 100% of such taxable income. Given these requirements and our belief that dividends are generally one of the principal reasons that stockholders invest in our common stock, we generally intend to attempt to pay dividends to our stockholders in an amount equal to our net taxable income, if and to the extent authorized by our Board. Distributable Earnings is one of many factors considered by our Board in authorizing dividends and, while not a direct measure of net taxable income, over time, the measure can be considered a useful indicator of our dividends.

In our Annual Report on Form 10-K, we defined Distributable Earnings so that, in addition to the exclusions noted above, the term also excluded from net income Incentive Compensation paid to our Manager. We believe that revising the term Distributable Earnings so that it is presented net of Incentive Compensation, while not a direct measure of net taxable income, over time, can be considered a more useful indicator of our ability to pay dividends. This adjustment to the calculation of Distributable Earnings has no impact on period-to-period comparisons. Distributable Earnings and Adjusted Distributable Earnings should not be considered as substitutes for GAAP net income. We caution readers that our methodology for calculating Distributable Earnings and Adjusted Distributable Earnings may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and as a result, our reported Distributable Earnings and Adjusted Distributable Earnings may not be comparable to similar measures presented by other REITs.

	Three months ended	Three months ended	Nine months ended	Nine months ended
	September 30, 2024	September 30, 2023	September 30, 2024	September 30, 2023
Net Income	$11,211,636	$9,976,998	$29,125,711	$29,312,725
Adjustments to net income
Stock based compensation	845,524	540,426	2,213,150	942,605
Amortization of debt issuance costs	91,678	146,676	182,593	405,778
(Decrease) increase in provision for current expected credit losses	(989,597)	(41,351)	(884,789)	1,193,880
Change in unrealized gain on debt securities, at fair value	-	(85,567)	75,604	(112,767)
Realized gain on debt securities, at fair value	-	-	(72,428)	-
Distributable Earnings	$11,159,241	$10,537,182	$30,639,841	$31,742,221
Adjustments to Distributable Earnings	-	-	-	-
Adjusted Distributable Earnings	$11,159,241	$10,537,182	$30,639,841	$31,742,221
Basic weighted average shares of common stock outstanding (in shares)	19,625,190	18,175,467	19,094,462	18,052,293
Adjusted Distributable Earnings per Weighted Average Share	$0.57	$0.58	$1.61	$1.76
Diluted weighted average shares of common stock outstanding (in shares)	$20,058,417	$18,562,930	$19,531,691	18,269,171
Adjusted Distributable Earnings per Weighted Average Share	$0.56	$0.57	$1.57	$1.74